SILVER STANDARD RESOURCES
EMPLOYEE SHARE PURCHASE PLAN
Effective as of April 1, 2014

TABLE OF CONTENTS

Section I    -    Definitions    1
Section II    -    Purpose    4
Section III    -    Eligibility and Enrolment    4
Section IV    -    Participant Contributions    5
Section V    -    Employer Contributions    7
Section VI    -    Investments    8
Section VII    -    Sale or Withdrawal    9
Section VIII    -    Insiders    11
Section IX    -    Administration    11
Section X    -    Amendment and Termination    13
Section XI    -    Miscellaneous Provisions    14

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Employee Share Purchase Plan

Section I – Definitions
1.1    As used in the Plan:
“Administration Agreement” means the agreement between the Company and the Administrative Agent with respect to duties, responsibilities and rights of the Administrative Agent in connection with the Plan;
“Administrative Agent” means the company or other entity appointed from time to time by the Committee to purchase, hold and distribute Shares in accordance with the terms and provisions of the Plan and the Administrative Agreement;
“Award Date” shall have the meaning given in Section 6.2.
“Base Salary” means regular base salary excluding, for greater certainty, the value of other employee benefits, commissions, bonuses, overtime and other variable pay;
“Blackout Period” has the meaning given in the Company’s Insider Trading Policy.
“Board” means the Board of Directors of the Company;
“Business Day” means any day of the year, other than a Saturday, Sunday, a statutory holiday in British Columbia, a federal or state holiday in the U.S.A., or any day on which an Employer is not open for business during normal business hours;
“Brokerage Agent”, means a person or company as may from time to time be engaged by the Company to perform brokerage services and such other services as may be required pursuant to this Plan, including without limitation the purchase and sale of Shares;
“Code”, means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;
“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to carry out some or all of the functions assigned to the Committee hereunder;
“Company” means Silver Standard Resources Inc.;
“Effective Date” means April 1, 2014;
“Employee” means a full-time or part time permanent employee of the Employer, and does not include contract or seasonal employees unless authorized by the Committee.
“Employer” means the Company, any subsidiary of the Company and any successor corporations thereto that employs an Employee.
“Employer Contributions” means contributions made to the Plan by the Employer pursuant to Section V;
“Enrolment Date” means any of March 1, June 1, September 1 and December 1, as applicable in the context, or such other date as may be approved by the Board from time to time;

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“Matching Period” means in respect of a Participant, the applicable Pay Period or Pay Periods during which a Participant’s Contribution has been made to the Plan;
“Participant” means an Employee eligible to participate in the Plan in accordance with the Section 3.2 and who has enrolled in the Plan in accordance with Section 3.3;
“Participant’s Account” means an account established by the Administrative Agent with respect to each Participant under the Plan pursuant to Section 9.4;
“Participant Contributions” means periodic contributions made by a Participant to the Plan by means of payroll deduction or in accordance with Section 4.5 and computed as a percentage of the Participant’s Base Salary;
“Pay Period” means the pay period applicable for a particular Participant;
“Plan” means this Employee Share Purchase Plan, as it may be amended from time to time;
“Remittance Date” shall have the meaning given in Section 6.1.
“Shareholders” means all Shareholders of the Company, whether or not they are Participants;
“Shares” means the common shares in the capital of the Company and includes a fraction of a Share of the Company;
“Stock Exchange” means the Toronto Stock Exchange or such other stock exchange on which the Shares of the Company are listed for trading from time to time.

1.2
Unless the context otherwise requires, references to the masculine shall be deemed to include references to the feminine, and vice versa, and references to the singular shall be deemed to include references to the plural, and vice versa.

1.3
The headings in this Plan are for ease of reference only and shall not affect the interpretation of the provisions herein contained. A reference to a section shall, except where expressly stated otherwise, mean a section of this Plan, as applicable.

1.4	A reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used.

Section II – Purpose
2.1     The purpose of the Plan is to enable Employees to acquire shares in the Company, in order to provide them with a continuing stake in the Company and align their interests with those of the Company’s shareholders. The Plan is not intended to constitute an “employee stock purchase plan” qualified under Section 423 of the Code, nor is it intended to be an “employee benefit plan” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

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Section III – Eligibility and Enrolment
Effective date
3.1    The plan is effective April 1, 2014.
Eligible Employees

3.2	All permanent employees of the Company and any subsidiary of the Company shall be considered Eligible Employees for the purposes of this plan.
Enrolment
3.3      An Eligible Employee may give notice to the Company in a form prescribed by the Company to start participation in the Plan.  Subject to Section VIII, an Employee’s participation shall commence on the Enrolment Date immediately following the date such notice is received.  Such notice shall constitute acceptance by the Employee of all the terms and conditions of the Plan.
Section IV – Participant Contributions
Participant Contributions

4.1
Pursuant to Section 3.3, the Employee shall specify the amount of any Participant Contributions he or she wishes to make. Such amount of Participant Contributions must be equal to any whole percentage of the Participant’s Base Salary and may not exceed 5 percent of the Participant’s Base Salary (in one percent increments). In the event that the Base Salary of a Participant varies at any time, future Participant Contributions of such Participant shall be automatically adjusted accordingly in order to reflect the same selected percentage applied to the Participant’s revised Base Salary. Subject to Section 4.5, all Participant Contributions shall be made through payroll deductions. Participant Contributions shall not earn any interest pending their use to purchase Shares.

Varying Participant Contributions

4.2	The Participant may give notice to the Employer to vary the amount of Participant Contributions to be deducted once per calendar year.

Stopping Participant Contributions

4.3	A Participant may at any time give written notice to the Employer to stop his Participant Contributions under the Plan on the date specified in such notice.
Paid Leave of Absence

4.4
A Participant on authorized paid leave of absence, including leaves with supplemental employment benefits, shall continue to make Participant Contributions through payroll deductions, as provided in Section 3.4, unless such Participant has given notice in writing to the Employee to stop Participant Contributions pursuant to Section 4.3

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Unpaid Leave of Absence/Long Term Disability/Workers’ Compensation

4.5
a)    In the event a Participant goes on unpaid maternity or other unpaid leave approved by the Employer, at the discretion of the Committee or if such contributions are required by applicable laws, such Participant may continue to make Participant Contributions based on the Base Salary in effect immediately prior to the leave by way of post-dated cheques remitted to the Employer. Such Participant Contributions may continue for up to one year from the first day of any such approved leave of absence.

b)
In the event a Participant goes on approved long term disability leave or Workers’ Compensation Leave, at the discretion of the Committee or if such contributions are required by applicable laws, such Participant may continue to make Participant Contributions based on the Base Salary in effect immediately prior to the leave by way of post-dated cheques remitted to the Employer. Such Participant may continue contributions to the plan for up to two years from the first day of such approved leave of absence.

c)
Should the Employer not receive such cheques prior to the commencement of the Participant’s leave of absence in (a) or (b) above, or if any such checks are returned to the Employer for insufficient funds, such Participant shall be deemed to have given notice in writing to the Employer to have stopped Participant Contributions.

Restarting Participant Contributions

4.6
A Participant who has stopped Participant Contributions pursuant to Section 4.3 or 4.4 is not permitted to restart Participant Contributions for a period of one year (hereinafter “Suspension Period”) from the date that contributions are suspended.

4.7
A Participant may give notice to the Employer any time after Suspension Period, to re-start Participant Contributions under the Plan, but may not make up Participant Contributions that have been missed.

Timing

4.8	Subject to Section VIII, and unless a later date is specified in the relevant notice received by the Company:

a)	The Employer shall, following receipt of notice from an Employee pursuant to Section 3.3, commence payroll deductions for Participant Contributions on the next Enrolment Date.
b)     The Employer shall, commencing on the Enrolment Date following receipt of a notice under Section 4.2, vary the amount of Participant Contributions as specified in the notice;
c)    The Employer shall following receipt of a notice under Section 4.3 ensure that no further deductions of the Participant Contributions are made by it under the Plan;

d)	The Employer shall, following receipt of a notice under Section 4.7 to re-start deductions under the Plan, restart such Participant Contributions on the next Enrolment Date.
Termination of Employment, Retirement

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4.10
In the event of the termination of employment for any reason, retirement or death of a Participant, or in the event the Plan is terminated pursuant to Section 10.2, Participant Contributions shall be automatically stopped.

Section V – Employer Contributions
Employer Contributions

5.1	An Employer Contribution shall be made by the Employer on the next Business Day following the end of the Matching Period applicable to the related Participant Contributions.

5.2	The Employer Contribution shall be equal to fifty percent (50%) of the related Participant Contributions.

5.3	The Employer Contribution is deemed to be a taxable benefit to the Employee and is subject to income tax, and any applicable statutory deductions in accordance with local tax regulatory authorities.
Section VI – Investments
Remittance of Contributions

6.1
Participant Contributions withheld through payroll deduction by the Employer in each Pay Period, as well as Participant Contributions paid by way of post-dated cheques remitted to the Employer, shall be remitted by the Employer to the Administrative Agent, who shall remit such Participant Contributions to the Brokerage Agent, as soon as practicable following the end of the month in which such withholding is effected (hereinafter “Remittance Date”).

6.2
Employer Contributions shall be remitted by the Employer to the Administrative Agent, who shall remit such Employer Contributions to the Brokerage Agent, as soon as practicable following the end of the Matching Period applicable to the related Participant Contributions (hereinafter “Award Date”).

Acquisition of Shares

6.3
As soon as practicable after the Remittance Date or the Award Date, but in all cases within 15 business days following the Remittance Date or the Award Date, as the case may be, the Brokerage Agent shall purchase Shares on behalf of the Participants with all Participant Contributions and Employer Contributions on the open market, through the facilities of the Stock Exchange, if applicable.

Share Purchase Price

6.4
The price of Shares purchased in respect of a given month shall correspond to their market price at the time of purchase, provided however that where the Brokerage Agent has purchased Shares under the Plan at various prices in any given month, the purchase price of all such Shares shall correspond to the weighted average price paid for all purchases of Shares that are required to be made under the Plan in respect of such month.

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Registration and Voting

6.5
Shares purchased or otherwise acquired by the Administrative Agent under the Plan shall be registered in the name of the Brokerage Agent approved by the Administrative Agent and held on behalf of the respective Participants.

6.6	Whole shares allocated to a Participant’s Personal Account will be voted in accordance with the directions, if any, of the Participants.
Dividends
6.7    Any cash dividends paid by the Company on its Shares shall be used to purchase additional Shares on the open market for credit to Participants’ Accounts.

Section VII – Sale or Withdrawal
Right to Sell or Withdraw

7.1
(a)    Subject to Section VIII, a Participant may at any time give written notice to the Administrative Agent to sell some or all of that portion of the Shares in the Participant’s Account that were purchased with the Participant Contributions in which case, the Administrative Agent shall direct the Brokerage Agent upon receipt of such notice to proceed to sell the Shares on the open market and pay to the Participant an amount equal to the net proceeds of such sale, after deduction of any applicable brokerage fees and expenses associated with the sale of those Shares which have been sold at the Participant’s direction.

(b)    Subject to Section VIII, a Participant may at any time give written notice to the Administrative Agent to withdraw (by way of certificate or transfer) some or all of that portion of the Shares in the Participant’s Account which were purchased with the Participant Contributions, in which case, the Administrative Agent shall direct the Brokerage Agent upon receipt of such notice to proceed to transfer and deliver to the Participant those Shares, after deduction of any applicable brokerage fees and expenses associated with the withdrawal, that have been withdrawn at the Participant’s direction.

7.2
(a)    Subject to Section VIII, a Participant may at any time following one year after the Award Date for any Employer Contribution(s) give written notice to the Administrative Agent to sell some or all of that portion of the Shares in the Participant’s Account that were purchased with that portion of any such Employer Contribution(s) and the Administrative Agent, upon receipt of such notice shall direct the Brokerage Agent to proceed to sell such Shares on the open market and pay to the Participant an amount equal to the net proceeds of sale after deduction of any applicable brokerage fees and expenses associated with the sale of those Shares which have been sold at the Participant’s direction. The Participant will be responsible for paying any fees associated with these transaction types. The Participant shall receive the cash equivalent for any fractional Shares credited to his or her Account.

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(b)    Subject to Section VIII, a Participant may at any time following one year after the Award Date for any Employer Contribution give written notice to the Administrative Agent to withdraw (by way of certificate or transfer) some or all of that portion of the Shares in the Participant’s Account that were purchased with that portion of the Employer Contribution(s) and in such case, the Administrative Agent shall direct the Brokerage agent upon receipt of such notice to transfer and deliver to the Participant those Shares that have been withdrawn at the Participant’s direction. The Participant will be responsible for paying any fees associated with these transaction types. The Participant shall receive the cash equivalent for any fractional Shares credited to his or her Account.
Sale or Withdrawal on Termination of Employment or Plan Termination

7.3
In the event of the termination of employment with the Company or any other Employer for any reason, including retirement or death of a Participant, or in the event the Plan is terminated pursuant to Section 10.2, the Administrative Agent shall, as directed by the Participant, the Participant’s beneficiary or the legal representatives of the Participant’s estate, as applicable, direct the Brokerage Agent to transfer and deliver or sell all the Shares in the Participant’s Account and deliver the net proceeds to the Participant, the Participant’s beneficiary or the legal representatives of the Participant’s estate, as applicable. The Participant, beneficiary or legal representatives of the Participant’s estate, as applicable, shall provide the Administrative Agent with directions in accordance with this Section 7.3 within 90 days of the termination of employment, retirement or death of a Participant or Plan termination, as applicable. If no direction is received by the Administrative Agent within such time period, the Administrative Agent shall direct the Brokerage Agent to a) for Canadian Participants, direct the Brokerage Agent to transfer and deliver the Shares in the Participant’s Account to an individual account; b) for non-Canadian Participants, direct the Brokerage Agent to sell all Shares and deliver the cash proceeds to the Participant. The Participant will be responsible for paying any fees for issuance of share certificates or transfer requests. Share may be sold to cover fees associated with these transaction types. The Participant shall receive the cash equivalent for any fractional Shares credited to his or her Account.

7.4
The Participant shall be responsible for ensuring compliance with the provisions of the Income Tax Act (Canada) the Code, as well as any applicable U.S. state laws (U.S.A.) in respect of the tax consequences resulting from any transfer or sale of Shares from a Participant’s Account.

Section VIII – Blackout Periods

8.1
No Employee or Participant shall be permitted to enrol in the Plan, commence, vary, stop or restart Participant Contributions or sell or withdraw any Shares from the Plan while such Employee or Participant is subject to a Blackout Period. Any notice to enrol in the Plan, commence, vary, stop or restart Participant Contributions or sell or withdraw Shares will shall only be effective as set out in Section 8.2.

8.2	In respect of Employees or Participants affected by the provisions of Section 8.1:

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a)
for purposes of enrolment in the Plan under Section 3.3, in the event that the first Business Day of a calendar quarter falls within a Blackout Period, enrolment will be effective on the first Business day after the Blackout Period ends;

b)
for purposes of the commencement of Participant Contributions under Section 4.1, in the event that the first Pay Period for the calendar quarter following receipt of notice occurs during a Blackout Period, payroll deductions will commence with the first payroll period following the end of the Blackout Period;

c)
for purposes of varying Participant Contributions under Section 4.2, stopping Participant Contributions under Section 4.3 or restarting Participant Contributions under Section 4.7, in the event the notice to vary, stop or restart Participant Contributions is received during a Blackout Period or should the first Pay Period following the receipt of such notice occur within a Blackout Period, Participant Contributions will be varied, stopped or restarted commencing on the first Enrolment Date following the end of the applicable Blackout Period.

d)	any notice to sell or withdraw Shares made by Participant under Sections 7.1 or 7.2 will only be valid if the notice is served and the sale or withdrawal occurs outside of a Blackout Period.
Section IX – Administration and Participant Accounts
Administration

9.1
The Plan shall be administered by the Committee. The Committee may delegate to any persons, group of persons, including Employees of the Company, or to the Administrative Agent, such administrative duties and powers as it sees fit.

Participant Accounts

9.4
The Administrative Agent shall maintain, or cause to be maintained, one or more separate accounts for each Participant. The Administrative Agent shall credit to the account of a Participant all Participant Contributions made by such Participant, all Employer Contributions awarded, and all Shares acquired.

Participant Account Statements

9.5
The Administrative Agent shall provide a statement of account to each Participant setting out the activity relating to the Participant’s Account on an annual basis. The statement of account to each Participant shall include information as agreed to between the Administrative Agent and the Company.

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9.6
Except as otherwise provided in this plan, the Employer shall pay all costs of administering the Plan, including without limitation all the fees and expenses of the Administrative Agent. All brokerage fees relating to the acquisition of Shares shall be borne by the Company or the applicable Employer. All brokerage and other fees relating to the sale or withdrawal of Shares shall be paid by the relevant Participants.

No Share Value Guarantee

9.7	The Company makes no representation or warranty as to the future market value of any Shares acquired in accordance with the provisions of the Plan.

Section X –Amendment and Termination
Amendment

10.1
The Committee may amend or suspend at any time, and from time to time, all or any of the provisions of the Plan at its sole and complete discretion, except that no such amendment shall operate so as to deprive a Participant of any Shares or any Employer Contributions credited to a Participant’s Account or otherwise due to a Participant prior to the date thereof. Notwithstanding the foregoing, if any provision of the Plan contravenes any applicable law or regulation or any rule, regulation, by-law or policy of any regulatory authority or stock exchange having jurisdiction or authority over the Company, any other Employer or the Plan, then the Committee may amend such provision, retroactively or prospectively, to the extent required to bring such provision into compliance therewith.

Plan Termination

10.2
The Committee reserves the right, in its sole and complete discretion, to terminate the Plan, in whole or in part, at any time provided that no such termination shall operate so as to deprive a Participant of any Shares or Employer Contributions credited to a Participant’s Account or otherwise due to a Participant prior to the date thereof.

Section XI – Miscellaneous Provisions
Participant’s Rights not Transferable

11.1
Except as provided herein or as required by applicable legislation, the rights of a Participant pursuant to the provisions of the Plan are non-assignable and non-transferable, in whole or in part. No attempted assignment or transfer thereof, otherwise than in accordance with the provisions hereof, shall be effective.

No Effect on Employment

11.2
Participation in the Plan by an Employee shall be voluntary. The terms of employment of an Employee shall not be affected by his or her participation in the Plan. Nothing contained in the Plan or in any documentation pertaining thereto shall confer upon any Participant any right with respect to continuance of employment by the Employer or interfere in any way with the right of the Employer

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to terminate the employment of any Participant. Under no circumstances shall any person, who is or has at any time been a Participant, be able to claim from the Employer or any related person any sum or other benefit to compensate for loss of any rights or benefits under or in connection with this Plan or by reason of his or her participation herein. For greater certainty, a period of notice or payment in lieu thereof, if any, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for purposes of the Plan.
Jurisdiction

11.3	This Plan shall be construed, enforced and administered in accordance with the laws of the Province of British Columbia and laws of Canada applicable therein.
Withholdings

11.4
The Company, or any applicable Employer, may withhold or cause to be withheld from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be required by law to be withheld with respect to any tax or other required deductions and may, without limiting the generality of the foregoing, cause to be sold a Participant’s Plan Shares to the extent required in order to effect any such withholding or other required deduction.

Information to be Provided

11.5
Each Participant and other person entitled to benefits under the Plan shall, upon request, furnish such information as may be required by the Employer, Committee or the Administrative Agent in order to administer the Plan including, without limitation, to make the payments under Section 7.2.

Severability

11.6
If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part of the Plan.

11.7    Section 409A

(a)
This Plan and the benefits provided under it to U.S. Participants are intended to comply with the short-term deferral exemption under Section 409A of the Code (“Section 409A”), and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time. Notwithstanding the forgoing or any provisions of the Plan to the contrary, if the Company determines that such exemption is not applicable to the Plan benefits, or any provision of the Plan contravenes Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without any Participant’s consent, modify such provision and any appropriate policies and procedures, including amendments and policies with retroactive effect, and take such other actions as the Committee determines necessary or appropriate (x) to comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (y) preserve, to the maximum extent practicable, the intended tax treatment of the benefits provided by the Plan without materially increasing

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the cost to the Company or contravening the provisions of Section 409A. This Section 11.7(a) does not create an obligation on the part of the Company to modify the Plan and does not guarantee that Plan benefits will not be subject to taxes, interest and penalties under Section 409A.

(b)
If a U.S. Participant becomes entitled to receive payment from such Participant’s Account as a result of his or her “separation from service” (within the meaning of Section 409A), and the U.S. Participant is a “specified employee” (within the meaning of Section 409A) at the time of his or her separation from service, and the Committee makes a good faith determination that (i) all or a portion of the Participant Account constitutes “deferred compensation” (within the meaning of Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then payment of such “deferred compensation” shall not be made to the U.S. Participant before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum, without interest, on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S. Participant’s date of death.